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                                                                EXHIBIT 23.1

                    CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Registration Statement of The PMI Group, Inc. on Form S-3 of our report dated January 17, 1996 (February 13, 1996 as to Note 15) (which report includes an explanatory paragraph as to a change in accounting for investments in fixed income securities in 1993), incorporated by reference in the Annual Report on Form 10-K of The PMI Group, Inc. for the year ended December 31, 1995 and of our report dated January 17, 1996 relating to the financial statement schedules appearing in such Form 10-K.

        We also consent to the reference to us under the headings "Experts" and "Selected Financial and Operating Data" in the Prospectus, which is part of this Registration Statement.



/s/  DELOITTE & TOUCHE LLP
     -------------------------
DELOITTE & TOUCHE LLP


San Francisco, California
November 5, 1996